Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

DPL REPORTS THIRD QUARTER EARNINGS

DAYTON, OHIO, October 27, 2005 – DPL Inc. (NYSE: DPL) today reported basic 2005 third quarter earnings per share of $0.21 versus $0.70 in the third quarter of 2004.  The $0.49 per share decrease was primarily related to the inclusion in 2004 earnings of $83.3 million of pre-tax investment income from its private equity portfolio.  DPL has since sold the private equity portfolio and received in excess of $1 billion in cash since June 30, 2004.  For the nine months ended September 30, 2005, DPL reported basic earnings per share of $1.01 versus $1.58 per share in 2004.

Significant events for the third quarter of 2005 included a $45.2 million increase in revenue, a $6.3 million reduction in operation and maintenance expense, and a $23.4 million gain on the sale of public securities.  In addition, the Company incurred a charge for the early redemption of debt of $59.1 million and experienced increased fuel and purchased power costs of $42.2 million.

“While sales were strong due to the return of hot weather, margins were negatively impacted by significantly higher fuel costs,” said Jim Mahoney, DPL President and Chief Executive Officer.  “However, a sharp focus on the cost side of the business, particularly operation and maintenance expenses, enabled us to produce a $4.5 million increase in operating income.”

DPL’s reported basic earnings per share from continuing operations were $0.21 for the third quarter of 2005 compared to $0.28 for the third quarter of 2004.

Third Quarter Financial Results

Electric revenues increased to $354.9 million in the third quarter of 2005 compared to $309.7 million for the third quarter of 2004 reflecting higher sales volume for retail and higher average rates for wholesale revenues as well as ancillary revenues associated with participation in PJM.  The Company did not participate in PJM for the same period for 2004.  These increases were offset by lower wholesale sales volume.  Cooling degree-days were up 59% for the third quarter of 2005 compared to the same period in 2004.

For the nine months ended September 30, 2005, electric revenues increased to $950.2 million compared to $891.7 million for the nine months ended September 30, 2004.

Net electric margin (electric revenues minus fuel and purchased power) of $216.1 million in the third quarter of 2005 increased by $3.0 million from $213.1 million in the third quarter of 2004.  As a percentage of total electric revenues, net electric margin decreased by 7.9% to 60.9%.  This decline in net electric margin is mainly driven by increased fuel and purchased power costs.

Fuel costs increased by $34.7 million in the third quarter of 2005 compared to the same period in 2004 resulting from higher average fuel costs of $26.2 million and increased volume of $8.5 million due to increased generation.

Purchased power costs increased by $7.5 million in the third quarter of 2005 compared to the same period in 2004 reflecting charges of $13.0 million associated with moving power across PJM and $10.2 million related to higher average market prices, partially offset by $15.7 million related to lower purchased power volume.  DPL did not participate in PJM for the same period for 2004.

For the nine months ended September 30, 2005, net electric margin of $595.4 million decreased by $22.5 million from $617.9 million for the same period of 2004.

Operation and maintenance expense decreased $6.3 million for the third quarter of 2005 compared to the same period in 2004 attributed mostly to a $2.8 million decrease in legal costs and a $2.8 million reduction in Director and Officer Liability insurance costs.

For the nine months ended September 30, 2005, operation and maintenance expense decreased $1.6 million compared to the same period of the prior year.

Investment income increased by $32.8 million in the third quarter of 2005 compared to the third quarter of 2004 primarily due to a $23.4 million gain on the sale of public investments and approximately $9.0 million in increased interest income.  Proceeds are included in cash, cash equivalents and short-term investments available for sale on the balance sheet.

For the nine months ended September 30, 2005, investment income increased $38.4 million compared to the same period of the prior year.

Interest expense decreased $4.3 million in the third quarter of 2005 compared to the third quarter of 2004 driven mostly by the refinancing and early redemption of debt.  For the nine months ended September 30, 2005, interest expense decreased $9.6 million compared to the nine months ended September 30, 2004.

Other income for the third quarter of 2005 decreased $1.2 million compared to the third quarter of 2004.  This decrease was primarily the result of gains realized from the sale of pollution control emission allowances in the third quarter of 2004 that did not occur in the third quarter of 2005.

For the nine months ended September 30, 2005, other income of $12.8 million increased $9.3 million compared to the same period of the prior year.

Income Taxes

On September 1, 2005, the Internal Revenue Service (IRS) issued an examination report for the tax years 1998 through 2003 that shows proposed changes to the Company’s federal income tax liability for each of those years.  The proposed changes result in a total tax deficiency, penalties and interest of approximately $23.4 million as of October 15, 2005.  The Company is currently reviewing the examination report and intends to file a formal written protest to certain proposed changes with the IRS Office of Appeals by November 1, 2005.  The Company believes it has adequate reserves for any tax deficiency, penalties and interest resulting from the proposed changes, and as a result, the proposed changes did not adversely affect the Company’s results from operations for the three months ended September 30, 2005.

Debt Reduction and Refinancing, Stock Buy Back

During the third quarter, DPL repurchased and redeemed $407.6 million of DPL debt securities and completed the refinancing of $214.4 million of air and water pollution control bonds.  The Company recorded a $59.1 million charge resulting from premiums paid for the early redemption of debt.

For the nine months ended September 30, 2005, the accumulated charge resulting from premiums paid for early redemption of debt was $61.2 million.  The Company will save approximately $35 million in interest in the first full year as a result of the debt reduction and refinancing.  In addition, the DPL Board authorized the Company to repurchase up to $400 million of DPL common stock.  No stock has been repurchased under the current authorization.

Liquidity and Cash Flow

DPL’s cash, cash equivalents, and short-term investments available for sale totaled $653.7 million at September 30, 2005, compared to $176.2 million at September 30, 2004.  This increase was primarily attributed to $868 million of net proceeds received from the sale of the private equity funds in the financial asset portfolio.

Construction additions were $128 million and $66 million for the nine months ended September 30, 2005 and 2004, respectively, and are expected to approximate $195 million in 2005.  DPL expects to finance its construction additions in 2005 with internally-generated funds.  Over the next four years, DPL is projecting to spend an estimated $930 million in capital projects, approximately $515 million of which is to meet changing environmental standards.

Future Outlook

DPL expects its 2005 coal and net emission allowance costs to exceed its 2004 coal and net emission allowance costs by approximately 20%, assuming comparable volumes.  Previously, the Company expected these costs to increase 17%.  Despite this increase, the Company confirmed its previous earnings guidance of $0.95 to $1.05 earnings per share from continuing operations.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts Friday, October 28, 2005, at 9:00 a.m. Eastern Time to discuss third quarter 2005 results.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast.  For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.

CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ in millions except per share amounts	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues
Electric revenues	$354.9	$309.7	$950.2	$891.7
Other revenues, net of fuel costs	2.5	2.5	7.7	7.7

Total revenues	357.4	312.2	957.9	899.4

Operating Expenses
Fuel	101.4	66.7	251.1	192.0
Purchased power	37.4	29.9	103.7	81.8
Operation and maintenance	52.0	58.3	164.6	166.2
Depreciation and amortization	37.6	35.4	110.4	104.4
General taxes	28.8	26.7	82.8	79.5
Amortization of regulatory assets, net	0.6	0.1	1.5	0.3

Total operating expenses	257.8	217.1	714.1	624.2

Operating Income	99.6	95.1	243.8	275.2

Investment income	33.2	0.4	43.4	5.0
Charge for early redemption of debt	(59.1)	—	(61.2)	—
Other income	1.0	2.2	12.8	3.5

Income Before Interest Charges	74.7	97.7	238.8	283.7

Interest expense	34.1	38.4	110.5	120.1

Income From Continuing Operations Before Income Tax	40.6	59.3	128.3	163.6

Income tax expense	14.9	25.6	49.8	65.2

Income From Continuing Operations	25.7	33.7	78.5	98.4

Discontinued Operations
(Loss) Income from discontinued operations	(1.6)	83.3	32.3	152.5
(Loss) Gain on disposal of discontinued operations	(0.1)	—	40.6	—
Income tax (benefit) expense	(1.9)	33.3	29.9	61.1

Income from discontinued operations	0.2	50.0	43.0	91.4

Net Income	$25.9	$83.7	$121.5	$189.8

Average Number of Common Shares Outstanding (millions)
Basic	121.2	120.1	120.8	120.1
Diluted	130.7	121.4	129.1	121.4

Earnings Per Share of Common Stock
Basic:
Income from continuing operations	$0.21	$0.28	$0.65	$0.82
Income from discontinued operations	0.00	0.42	0.36	0.76
Total Basic	$0.21	$0.70	$1.01	$1.58

Diluted:
Income from continuing operations	$0.20	$0.28	$0.61	$0.81
Income from discontinued operations	0.00	0.41	0.33	0.75
Total Diluted	$0.20	$0.69	$0.94	$1.56

Dividends Paid Per Share of Common Stock	$0.240	$—	$0.720	$0.240

Book Value Per Share	$8.69	$9.03	$8.69	$9.03

DPL Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
	September 30,
$ in millions	2005	2004
	(unaudited)
Operating Activities:
Net income	$121.5	$189.8
Less: Income from discontinued operations	(43.0)	(91.4)
Income from continuing operations	78.5	98.4

Adjustments:
Depreciation and amortization	110.4	104.4
Amortization of regulatory assets, net	1.5	0.3
Deferred income taxes	(6.7)	29.4
Charge for early redemption of debt	61.2	—
Shareholder litigation settlement	—	(70.0)
Captive insurance provision	3.8	4.0
Gain on sale of other investments	(28.2)	(3.3)
Changes in working capital	(67.6)	(91.9)
Deferred compensation assets	3.1	8.2
Deferred compensation obligations	7.9	1.1
Other	16.0	(4.9)
Net Cash Provided by Operating Activities	179.9	75.7

Investing Activities:
Capital expenditures	(138.2)	(66.5)
Purchases of short-term investments and securities	(215.6)	(21.1)
Sales of short-term investments and securities	294.5	82.8
Net Cash Used for Investing Activities	(59.3)	(4.8)

Financing Activities:
Issuance of long-term debt, net of issue costs	211.2	174.7
Exercise of stock options	18.7	—
Retirement of long-term debt	(673.8)	(510.4)
Premiums paid for early redemption of debt	(54.7)	—
Dividends paid on common stock	(86.3)	(28.7)
Retirement of preferred securities	(0.1)	—
Net Cash Used for Financing Activities	(585.0)	(364.4)

Cash and Cash Investments:
Cash flow from continuing operations	(464.4)	(293.5)
Cash flow from discontinued operations	868.4	132.1
Balance at beginning of period	202.1	337.6

Balance at end of period	$606.1	$176.2

Cash Paid During the Period for:
Interest	$127.9	$140.3
Income taxes	$55.3	$73.8

DPL Inc.

CONSOLIDATED BALANCE SHEET

	At	At
	September 30,	December 31,
$ in millions	2005	2004
	(unaudited)
Assets
Property
Property, plant and equipment	$4,614.0	$4,495.0
Less: Accumulated depreciation and amortization	(2,059.7)	(1,964.9)
Net property	2,554.3	2,530.1

Current assets
Cash and cash equivalents	606.1	202.1
Short-term investments available for sale	47.6	—
Accounts receivable, less provision for uncollectible accounts of $1.0 and $1.1, respectively	184.4	175.7
Inventories, at average cost	81.8	72.1
Prepaid taxes	11.6	46.4
Other	25.8	34.3
Total current assets	957.3	530.6

Other assets
Financial assets	—	913.2
Income taxes recoverable through future revenues	31.4	32.5
Other regulatory assets	53.1	41.5
Other	108.3	117.6
Total other assets	192.8	1,104.8

Total Assets	$3,704.4	$4,165.5

Capitalization and Liabilities
Capitalization
Common shareholders’ equity
Common stock	$1.3	$1.3
Other paid-in capital, net of treasury stock	30.3	15.8
Warrants	50.0	50.0
Common stock held by employee plans	(86.1)	(85.7)
Accumulated other comprehensive income	21.2	65.5
Earnings reinvested in the business	1,038.2	997.1
Total common shareholders’ equity	1,054.9	1,044.0

Preferred stock	22.9	23.0

Long-term debt
First mortgage bonds	682.9	572.8
Other long-term obligations	994.3	1,544.5
Total long-term debt	1,677.2	2,117.3
Total capitalization	2,755.0	3,184.3

Current Liabilities
Current portion - long-term debt	0.9	13.5
Accounts payable	101.1	113.4
Accrued taxes	113.1	137.2
Accrued interest	21.0	42.1
Other	24.1	20.7
Total current liabilities	260.2	326.9

Deferred Credits and Other
Deferred taxes	361.1	384.8
Unamortized investment tax credit	47.1	49.3
Insurance and claims costs	28.7	24.9
Other	252.3	195.3
Total deferred credits and other	689.2	654.3

Total Capitalization and Liabilities	$3,704.4	$4,165.5

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Electric Sales (millions of kWh):
Residential	1,546	1,301	4,182	3,922
Commercial	1,086	1,016	2,937	2,856
Industrial	1,174	1,161	3,281	3,338
Other retail	381	365	1,078	1,055
Other miscellaneous revenues	—	—	—	—
Total retail	4,187	3,843	11,478	11,171

Wholesale	719	957	1,913	2,978

Total sales	4,906	4,800	13,391	14,149

Electric Revenues (thousands of dollars):
Residential	$136,337	$117,277	$362,294	$341,856
Commercial	72,655	70,042	205,947	199,978
Industrial	59,495	60,153	168,075	169,128
Other retail	20,934	20,623	60,645	59,958
Other miscellaneous revenues	2,734	4,717	7,718	12,860
Total retail	292,155	272,812	804,679	783,780

Wholesale	40,509	36,851	90,304	107,901

RTO ancillary revenues	22,239	—	55,191	—

Total revenues	$354,903	$309,663	$950,174	$891,681

Other Statistics:
Average price per kWh - retail (cents)	6.91	6.98	6.94	6.90
Fuel cost per net kWh generated (cents)	2.10	1.55	1.94	1.51
Electric customers - end of period	511,948	507,669	511,948	507,669
Average kWh use per residential customer	3,399	2,881	9,197	8,680
Peak demand - maximum one-hour use (mw)	3,243	2,896	3,243	2,896

Degree Days
Heating	23	73	3,538	3,506
Cooling	772	487	1,050	767

Inquiries concerning this report should be directed to:

Arthur Meyer

Vice President

Telephone (937) 259-7208

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	September 30,
	2005	2004
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.21	$0.28
—From Discontinued Operations	$—	$0.42
Total	$0.21	$0.70

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.20	$0.28
—From Discontinued Operations	$—	$0.41
Total	$0.20	$0.69

Earnings
—From Continuing Operations	$25.7	$33.7
—From Discontinued Operations	$0.2	$50.0
Total	$25.9	$83.7

Average Number of Common Stocks Outstanding:
Basic	121.2	120.1
Diluted	130.7	121.4

	Nine Months Ended
	September 30,
	2005	2004
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.65	$0.82
—From Discontinued Operations	$0.36	$0.76
Total	$1.01	$1.58

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.61	$0.81
—From Discontinued Operations	$0.33	$0.75
Total	$0.94	$1.56

Earnings
—From Continuing Operations	$78.5	$98.4
—From Discontinued Operations	$43.0	$91.4
Total	$121.5	$189.8

Average Number of Common Stocks Outstanding:
Basic	120.8	120.1
Diluted	129.1	121.4